EXHIBIT 23

We consent to the incorporation by reference in this annual report (Form 10-KSB) of Flight Safety Technologies, Inc. of our report dated July 9, 2003, included in the 2003 Annual Report to the Shareholders of Flight Safety Technologies, Inc.

/s/ Kostin Ruffkess & Company, LLC
Kostin Ruffkess & Company, LLC

Farmington, Connecticut
August 11, 2003